SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant     ☒

Filed by a party other than the Registrant     ☐

Check the appropriate box:

☒     Preliminary proxy statement

☐     Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐     Definitive proxy statement

☐     Definitive additional materials

☐     Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

VISHAY INTERTECHNOLOGY, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒     No fee required.

☐     Fee computed on table below per Exchange Act Rules 14a-6(c)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

         (2) Form, Schedule or Registration Statement No.:

         (3) Filing Party:

         (4) Date Filed:

VISHAY INTERTECHNOLOGY, INC.

63 LINCOLN HIGHWAY
MALVERN, PENNSYLVANIA 19355-2143

April 21, 2003

Dear Stockholder:

      You are cordially invited to attend the 2003 annual meeting of stockholders of Vishay Intertechnology, Inc. (“Vishay”) to be held at 10:30 a.m., local time, on Thursday, May 22, 2003, at the Four Seasons Hotel, Ballroom, Lobby Level, One Logan Square, Philadelphia, Pennsylvania 19103. The Board of Directors looks forward to greeting you personally at the annual meeting.

      During the annual meeting, we will discuss each item of business described in the attached notice of annual meeting of stockholders and proxy statement and provide a report on Vishay’s business operations. There will also be time for questions.

      On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Vishay. We hope you will be able to attend the annual meeting. Whether or not you expect to attend the annual meeting, it is important to us and to our business that your shares are represented and voted at the annual meeting, regardless of the number of shares you own. Therefore, you are encouraged to sign, date and return the enclosed proxy card in the return envelope provided so that your shares will be represented and voted at the annual meeting.

Sincerely,

William J. Spires
Secretary

VISHAY INTERTECHNOLOGY, INC.

63 LINCOLN HIGHWAY
MALVERN, PENNSYLVANIA 19355-2143

NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, MAY 22, 2003

      The 2003 annual meeting of stockholders of Vishay Intertechnology, Inc. (“Vishay”) will be held at the Four Seasons Hotel, Ballroom, Lobby Level, One Logan Square, Philadelphia, Pennsylvania 19103, on Thursday, May 22, 2003 at 10:30 a.m., local time, to consider and vote on the following proposals:

1.	To amend Vishay’s Certificate of Incorporation and Bylaws to provide for a staggered Board of Directors of three classes, each as nearly equal in size as possible for staggered terms of office of three years (see Proposal One).

2.	To elect 11 directors to hold office for staggered terms ranging from one to three years if Proposal One is adopted or, if Proposal One is not adopted, to elect 11 directors to hold office until the next annual meeting of stockholders in 2004, and in either case until their successors are duly elected and qualified (see Proposal Two).

3.	To authorize management, if they deem it advisable, to transfer substantially all of Vishay’s assets to one or more wholly-owned subsidiaries of Vishay (see Proposal Three).

4.	To approve the amended and restated Vishay Intertechnology, Inc. Section 162(m) Cash Bonus Plan (see Proposal Four).

5.	To ratify the appointment of Ernst & Young LLP as Vishay’s independent public accountants for the year ending December 31, 2003 (see Proposal Five).

6.	To transact such other business as may properly come before the annual meeting and any postponement or adjournment thereof.

      The stockholders of record at the close of business on April 7, 2003 will be entitled to vote at the annual meeting or at any adjournment thereof. If you do not expect to attend the meeting in person, please complete, date and sign the enclosed proxy card and return it without delay in the enclosed envelope which requires no additional postage if mailed in the United States.

By Order of the Board of Directors,

William J. Spires
Secretary

Malvern, Pennsylvania
April 21, 2003

GENERAL INFORMATION
PROPOSAL ONE -- TO APPROVE AMENDMENTS TO VISHAY’S CERTIFICATE OF INCORPORATION AND BYLAWS TO CREATE A STAGGERED BOARD OF DIRECTORS
PROPOSAL TWO -- ELECTION OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
STOCK PERFORMANCE GRAPH
PROPOSAL THREE -- TO AUTHORIZE MANAGEMENT, IF THEY DEEM IT ADVISABLE, TO TRANSFER SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY TO ONE OR MORE WHOLLY-OWNED SUBSIDIARIES OF THE COMPANY
PROPOSAL FOUR -- APPROVAL OF AMENDED AND RESTATED SECTION 162(m) CASH BONUS PLAN
PROPOSAL FIVE -- RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS
OTHER MATTERS
AVAILABILITY OF ANNUAL REPORT TO STOCKHOLDERS AND FORM 10-K
PROPOSALS BY STOCKHOLDERS

SECTION

GENERAL INFORMATION	1
PROPOSAL ONE — TO APPROVE AMENDMENTS TO VISHAY’S CERTIFICATE OF INCORPORATION AND BYLAWS TO CREATE A STAGGERED BOARD OF DIRECTORS	4
PROPOSAL TWO — ELECTION OF DIRECTORS	7
REPORT OF THE AUDIT COMMITTEE	11
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	14
EXECUTIVE COMPENSATION	15
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	21
STOCK PERFORMANCE GRAPH	23
PROPOSAL THREE — TO AUTHORIZE MANAGEMENT, IF THEY DEEM IT ADVISABLE, TO TRANSFER SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY TO ONE OR MORE WHOLLY-OWNED SUBSIDIARIES OF THE COMPANY	24
PROPOSAL FOUR — APPROVAL OF THE AMENDED AND RESTATED VISHAY INTERTECHNOLOGY, INC. SECTION 162(m) CASH BONUS PLAN	26
PROPOSAL FIVE — RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS	27
OTHER MATTERS	27
AVAILABILITY OF ANNUAL REPORT TO STOCKHOLDERS AND FORM 10-K	27
PROPOSALS BY STOCKHOLDERS	28
ANNEX A — AMENDED AND RESTATED SECTION 162(M) BONUS PLAN	A-1
FORM OF PROXY CARD

VISHAY INTERTECHNOLOGY, INC.

63 LINCOLN HIGHWAY
MALVERN, PENNSYLVANIA 19355-2143

PROXY STATEMENT

GENERAL INFORMATION

      The accompanying proxy is solicited by the Board of Directors of Vishay Intertechnology, Inc. (hereinafter “Vishay” or the “Company”) for use at the 2003 annual meeting of stockholders of Vishay to be held at the Four Seasons Hotel, Ballroom, Lobby Level, One Logan Square, Philadelphia, Pennsylvania 19103, on Thursday, May 22, 2003, at 10:30 a.m., local time, or any adjournments thereof.

      We are first sending the proxy materials to the stockholders on or about April 21, 2003.

Stockholders Entitled to Vote

      Holders of Vishay’s common stock (the “Common Stock”) and class B common stock (the “Class B Common Stock”) as of the close of business on April 7, 2003 (the “Record Date”) shall be entitled to vote at the annual meeting. On the Record Date, there were outstanding and entitled to vote 144,300,063 shares of Common Stock, each of which is entitled to one vote with respect to each matter to be voted on at the annual meeting. On the Record Date, there were outstanding and entitled to vote 15,383,296 shares of Class B Common Stock, each of which is entitled to 10 votes with respect to each matter to be voted on at the annual meeting.

      A list of stockholders entitled to vote at the annual meeting will be available for examination by Vishay’s stockholders during ordinary business hours for a period of ten days prior to the annual meeting at Vishay’s offices, 63 Lincoln Highway, Malvern, Pennsylvania 19355-2143. A stockholder list will also be available for examination at the annual meeting.

Difference Between Stockholders of Record and Beneficial Owners

      If your shares are registered directly in your name with Vishay’s transfer agent, you are considered, with respect to those shares, the “stockholder of record.” The proxy statement, annual report and proxy card have been sent directly to you by Vishay.

      If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. The proxy statement and annual report have been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting.

Proxy Solicitation Costs

      The cost of solicitation of proxies will be borne by Vishay, which Vishay estimates will be under $10,000. The Board of Directors may use the services of Vishay’s directors, officers and other regular employees to solicit proxies personally or by telephone. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the shares held of record by such fiduciaries, and Vishay will reimburse them for the reasonable expenses incurred by them in so doing.

Voting Procedures

      The shares represented by the accompanying proxy will be voted as directed with respect to each of the proposals set forth in the proxy statement, OR, if no direction is indicated, your shares will be voted as follows:

•	FOR the amendment to Vishay’s Certificate of Incorporation and Bylaws to provide for the election of directors for staggered terms of three years (see Proposal One);

•	FOR the election of 11 directors to hold office for staggered terms ranging from one to three years if Proposal One is adopted or, if Proposal One is not adopted, to elect 11 directors to hold office until the next annual meeting of stockholders in 2004, and in either case until their successors are duly elected and qualified (see Proposal Two);

•	FOR the authorization of management, if they deem it advisable, to transfer substantially all of Vishay’s assets to one or more wholly-owned subsidiaries of Vishay (see Proposal Three).

•	FOR the approval of the amended and restated Vishay Intertechnology, Inc. Section 162(m) Cash Bonus Plan (see Proposal Four); and

•	FOR the ratification of the appointment of Ernst & Young LLP as Vishay’s independent public accountants for the year ending December 31, 2003 (see Proposal Five).

Revoking Your Proxy

      You may revoke your proxy at any time before it is voted at the annual meeting. In order to revoke your proxy, you may either:

•	sign and timely return another proxy card bearing a later date;

•	provide written notice of the revocation to Vishay’s Secretary; or

•	attend the annual meeting and vote in person;

except, in each case, as to any matter or matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such proxy.

Quorum; Abstentions and Broker Non-Votes

      As set forth in Vishay’s Bylaws, the holders of a majority of the votes represented by the outstanding shares of Common Stock and Class B Common Stock, voting together as a single class, present in person or represented by proxy, will constitute a quorum for the transaction of business at the annual meeting.

      Shares represented by proxies that are properly marked “ABSTAIN” will be counted for purposes of determining the presence of a quorum at the annual meeting. Abstentions are regarded as voted shares and will have the same effect as votes “AGAINST” Proposal One, Three, Four and Five. Abstentions will have no effect on the election of directors under Proposal Two. Brokers holding shares for beneficial owners in “street name” must vote those shares according to specific instructions they receive from the beneficial owners. If instructions are not received, brokers may only vote the shares, in their discretion, on non-routine matters for which they are not precluded from exercising their discretion by the rules of the New York Stock Exchange. Non-voted shares held by brokers and represented at the meeting are called “broker non-votes.” Under the NYSE rules, brokers may vote in their discretion on Proposals Two, Four and Five, but not on Proposals One and Three. Broker non-votes will be counted in determining whether there is a quorum at the annual meeting but will not be regarded as voted shares. Accordingly, “broker non-votes” will have the same effect as votes “AGAINST” Proposals One and Three and will have no effect on Proposal Two, Four and Five.

Votes Required for Each Proposal

      Assuming a quorum is present, the vote required and method of calculation for the proposals to be considered at the annual meeting are as follows:

•	Proposal One. The amendment to Vishay’s Certificate of Incorporation and Bylaws to provide for a staggered Board of Directors requires the affirmative vote of a majority of the votes of the outstanding shares of Common Stock and Class B Common Stock, voting together as a single class.

•	Proposal Two. The election (i) of 11 directors to hold office for staggered terms ranging from one to three years if Proposal One is adopted or (ii) if Proposal One is not adopted, to elect 11 directors to hold office until the next annual meeting of stockholders in 2004, and in either case until their successors are duly elected and qualified, requires a plurality of the votes of the outstanding shares of Common Stock and Class B Common Stock, voting together as a single class, present in person or representing by proxy at the annual meeting and entitled to vote on the election of directors. This means that if Proposal One is adopted, the director nominees with the most votes for each class, or if Proposal One is not adopted, for the entire Board of Directors, will be elected.

•	Proposal Three. The authorization of management to, if they deem it advisable, transfer substantially all of Vishay’s assets to one or more wholly-owned subsidiaries of Vishay requires the affirmative vote of a majority of the votes of the outstanding shares of Common Stock and Class B Common Stock, voting together as a single class.

•	Proposal Four. Approval of the amended and restated Section 162(m) Cash Bonus Plan requires the affirmative vote of holders of a majority of the votes of the shares of Common Stock and Class B Common Stock, voting together as a single class, present in person or representing by proxy and entitled to be cast at the annual meeting.

•	Proposal Five. The ratification of the appointment of Ernst & Young LLP as the Company’s independent public accountants for the year ending December 31, 2003 requires the affirmative vote of holders of a majority of the votes of the shares of Common Stock and Class B Common Stock, voting together as a single class, either in person or representing by proxy and entitled to be cast at the annual meeting.

      You may vote either “FOR” or “WITHHOLD” your vote for the election of the nominees as directors under Proposal Two. You may vote “FOR,” “AGAINST,” or “ABSTAIN” from voting on the matters set forth under Proposals One, Three, Four and Five.

Inspector of Elections

      Vishay will appoint an inspector to act at the annual meeting who shall ascertain the number of shares outstanding and the voting powers of each, determine the shares represented at the annual meeting and the validity of the proxies and ballots, count all votes and ballots, determine and retain for a reasonable period a record of the disposition of any challenges made to any determinations by such inspector and certify a determination of the number of shares represented at the annual meeting and the count of all votes and ballots.

Voting of Shares by Dr. Felix Zandman

      Dr. Felix Zandman, Founder, Chairman of the Board of Directors and Chief Executive Officer of the Company, directly, beneficially and as voting trustee under a voting trust agreement, has voting power over 48.9% of the total voting power of Vishay’s shares of Common Stock and Class B Common Stock and intends to vote FOR each proposal to be voted on at the annual meeting.

PROPOSAL ONE — TO APPROVE AMENDMENTS TO VISHAY’S

CERTIFICATE OF INCORPORATION AND BYLAWS
TO CREATE A STAGGERED BOARD OF DIRECTORS

Reasons for Implementing a Staggered Board of Directors

      The Board of Directors believes that a classified board serves the best interests of the Company and its stockholders by promoting the continuity and stability of the Company and its business. In addition, a classified board will provide greater assurance that the strategies and direction of the Company formulated by Dr. Felix Zandman, Founder, Chairman of the Board and Chief Executive Officer of Vishay, and reflected in his accomplishments will continue after Dr. Zandman is no longer with the Company. The staggered election of directors assures that at any given time two-thirds of the directors will have had prior experience on the Board. The Board of Directors also believes that classification will enhance the Company’s ability to attract and retain well-qualified individuals who are able to commit the time and resources to understand the Company, its business affairs and operations. The continuity and quality of leadership that results from a classified Board of Directors should, in the opinion of the Board of Directors, promote the long-term value of the Company. Staggered terms for directors would also moderate the pace of change in the Board by extending the time required to elect a majority of directors from one to two years. This delay reduces the vulnerability of the Company to unsolicited takeover attempts and attempts to compel the Company’s restructuring or otherwise force it into an extraordinary transaction. The Board of Directors believes that this delay also serves the best interests of the Company and its stockholders by forcing most potential acquirors to negotiate with the Board of Directors rather than act unilaterally. The Board believes that under most circumstances it can obtain the best terms of the Company and the stockholders if it is in a position to negotiate effectively on their behalf.

      The amendments contained in this Proposal One are not being recommended in response to any specific effort of which the Company is aware to accumulate the Company’s stock or to obtain control of the Company through a proxy solicitation in opposition to management. Proposal One, if adopted, will apply to every election of directors, not just those occurring after a change in control of the Company.

Description of the Proposal

      The election of directors is currently governed by our Bylaws, which provides that all directors are to be elected annually for a term of one year, to hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified. This proposal would amend the Certificate of Incorporation and Bylaws to provide for the division of the Board of Directors into three classes to allow for staggered terms of office, with one class of directors elected each year and each director so elected serving for a term of three years. Section 141(d) of the Delaware General Corporation Law permits either the certificate of incorporation or the bylaws of a corporation to provide for the classification of directors for staggered terms of office. Neither the Company’s Certificate of Incorporation nor its Bylaws, in their current form, contain any such provision.

      The proposed amendments provide for the creation of three classes of directors, as nearly equal in size as possible. Upon their initial election, the Class I directors will hold office for a term expiring in one year, until the 2004 annual meeting of stockholders; Class II directors will hold office for a term expiring in two years, until the 2005 annual meeting of stockholders; and Class III directors will hold office for a term expiring in three years, until the 2006 annual meeting of stockholders. Commencing at the 2004 annual meeting of stockholders, the stockholders will elect only one class of directors each year, beginning with Class I directors, with each director so elected holding office for a three-year term. The result of this process is that approximately one-third of the Board will be up for election each year.

      Pursuant to this Proposal One, the Certificate of Incorporation would be amended to add a new Section 5 to Article Seventh, which would read as follows:

“5. Directors shall be elected annually, and except as set forth in this paragraph in connection with the initial classification of directors, shall serve for terms of three years. The directors shall be divided into three classes, as nearly equal in number as possible, with the term of office of the first class (“Class I”) to expire at the 2004 annual meeting of stockholders, the term of office of the second class (“Class II”) to expire at the 2005 annual meeting and the term of office of the third class (“Class III”) to expire at the 2006 annual meeting. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a three-year term of office and until the election and qualification of their respective successors in office.”

      In addition, in order to avoid any inconsistency between the Certificate of Incorporation, as amended, and Article II, Section 3 of the Bylaws, which currently provides that all directors be elected at each annual meeting of the stockholders and hold office for one year, Article II, Section 3 of the Bylaws would be amended to read as follows:

“3. ELECTION AND TERM. Directors shall be divided into three classes and shall be elected to staggered terms in the manner provided in the Certificate of Incorporation. Any director may resign at any time upon written notice to the corporation. In the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or for the removal of one or more directors and for the filing of any vacancies in the Board of Directors, including vacancies resulting from the removal of directors for cause, any vacancy in the Board of Directors may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director.”

      The Board of Directors has approved the proposed amendments to the Certificate of Incorporation and Bylaws, subject to the approval of the Company’s stockholders.

Possible Negative Effects of Implementing a Staggered Board of Directors

      Although the creation of a staggered board of directors is designed as a protective measure for the Company’s stockholders, the creation of a staggered board of directors may have the effect of preventing stockholders from realizing an opportunity to sell their shares of capital stock at higher than market prices by deterring unfriendly tender offers or other efforts to obtain control of the Company.

      In addition, classified board provisions will generally delay, deter or impede changes in control of the Board of Directors or the approval of certain stockholder proposals that might have the effect of facilitating changes in control of the Board of Directors, even if the holders of a majority of the Company’s voting securities believe the changes or actions would be in the best interests of the Company and its stockholders. For example, classifying the Board of Directors would operate to increase the time required for someone to obtain control of the Company without the cooperation or approval of the incumbent Board of Directors, even if that person holds or acquires a majority of the voting power.

      Delaware law provides that, unless a corporation’s certificate of incorporation specifically provides otherwise, if a corporation has a classified board, the directors of the corporation may only be removed by the stockholders for cause. The Certificate of Incorporation will not have a provision allowing removal of directors other than for cause. Elimination of the right of stockholders to remove directors without cause will make the removal of any director more difficult (unless cause is readily apparent), even if a majority of the stockholders believe removal is in their best interest.

      The Board of Directors has considered the potential adverse impact of the proposed amendments and has concluded that such adverse effects are outweighed by the benefits the amendments would afford the Company and its stockholders.

Existing Anti-Takeover Devices

      Provisions Under the Certificate of Incorporation. The Company has two outstanding classes of common stock, namely Common Stock and Class B Common Stock. The Company is authorized to issue 40,000,000 shares of Class B Common Stock, each of which entitles its holder to 10 votes per share. On the Record Date, the Company had 15,383,296 shares of Class B Common Stock issued and outstanding, of which Dr. Zandman has beneficial ownership and voting power over 14,568,741 of such shares, giving Dr. Zandman the power to cast 48.9% of the outstanding voting power of the Company. For so long as Dr. Zandman or his successors retain voting power at this level, it is unlikely that a takeover of the Company to which Dr. Zandman or those successors are opposed could be successfully implemented.

      The Certificate of Incorporation also authorizes the issuance of up to 1,000,000 shares of preferred stock, par value $0.10 per share (the “Preferred Stock”) in one or more series, none of which has been reserved or issued. The Board of Directors is authorized, without any further action by the stockholders, to determine the powers, preferences, and any other rights, and the qualifications, limitations and restrictions thereof of any series and the designation thereof. Pursuant to the authority granted by this provision, the Board of Directors may designate a series of preferred stock in connection with adopting a stockholders’ rights plan commonly known as a “poison pill.” Stockholders’ rights plans are designed to encourage potential acquirers to negotiate with a company’s board of directors to preserve for stockholders the value of a company in the event of a takeover attempt, particularly if the common stock of the company is trading at prices substantially less than the company’s long-term value. Rights plans reduce the likelihood that a potential acquirer who is unwilling to pay a market premium that a company’s board of directors determines is sufficient will attempt to acquire stock by means of an open market accumulation, front-end loaded tender offer or other coercive or unfair takeover tactics.

      In the event that the Board does approve and adopt a rights plan it would discourage unsolicited takeover bids from third parties or efforts to remove incumbent management, or make these actions more difficult to accomplish. A rights plan would have an even greater anti-takeover effect assuming that the amendments set forth in this Proposal One are approved. Together with the creation of a staggered board of directors, a rights plan would ensure that in the case of an unsolicited takeover offer, the Company and its stockholders would be protected from takeover attempts, or the acquisitions of a substantial block of equity, on terms which may be less favorable to its stockholders generally than would be available in transactions negotiated with and approved by the Board of Directors.

      Provisions Under Delaware Law. Section 203 of the Delaware General Corporation Law, which is applicable to the Company, may be deemed to have certain anti-takeover effects by prescribing certain voting requirements in instances in which there is a transaction between a publicly held Delaware corporation and an “interested stockholder” (defined generally as a person owning 15% or more of a corporation’s outstanding voting stock) during the three-year period following the time such person became an interested stockholder.

      In addition, although Section 214 of the Delaware General Corporation Law provides that a corporation’s certificate of incorporation may provide for cumulative voting for directors, the Certificate of Incorporation does not provide for cumulative voting. As a result, the holders of a majority of the votes of the outstanding shares of Common Stock and Class B Common Stock have the ability to elect all of the directors being elected at any annual meeting of stockholders.

      Except for the filing of the amendment to the Certificate of Incorporation and the adoption of the amendment to the ByLaws, both as discussed above, the Board of Directors has no current intention to otherwise adopt any other anti-takeover measures, although the Board of Directors may determine to adopt one or more of such measures at a later date. If the amendments to our Certificate of Incorporation and Bylaws are not approved, the term of office of our directors will not change and the current provisions of our Certificate of Incorporation and Bylaws will continue to govern.

Recommendation of the Board of Directors

      THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDMENTS TO VISHAY’S CERTIFICATE OF INCORPORATION AND BYLAWS TO CREATE A STAGGERED BOARD OF DIRECTORS.

PROPOSAL TWO — ELECTION OF DIRECTORS

      The number of directors has been fixed by the Board of Directors at eleven. If Proposal One to provide for a staggered Board of Directors divided into three classes is adopted, three directors will be elected to Class I for a term expiring at the annual meeting of stockholders in 2004, four directors will be elected to Class II for a term expiring at the annual meeting of stockholders in 2005 and four directors will be elected to Class III for a term expiring at the annual meeting of stockholders in 2006.

      If Proposal One is approved at the annual meeting, the amendment to our Certificate of Incorporation will be promptly filed with the Secretary of State of the State of Delaware and a staggered Board of Directors will thereby be created. In that event, Dr. Felix Zandman, Dr. Gerald Paul, Jean Claude-Tine and Phillipe Gazeau will be the nominees for election as the Class I Directors for a one-year term expiring at the 2004 annual meeting of stockholders; Eliyahu Hurvitz, Dr. Abraham Ludomerski, Edward B. Shils and Mark I. Solomon will be the nominees as the Class II Directors for a two-year term expiring at the 2005 annual meeting of stockholders; and Avi D. Eden, Ziv Shoshani, Marc Zandman and Ruta Zandman will be the nominees for election as the Class III Directors for a three-year term expiring at the 2006 annual meeting of stockholders. Each of the nominees has consented to serve if elected.

      If the amendment set forth in Proposal One is not adopted, a staggered Board of Directors will not be created and the nominees elected as directors will serve until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified.

      If any nominee for director becomes unavailable for election, the proxies will be voted for such substitute nominee(s) as the Board of Directors may propose. We have no reason to believe that any of the nominees will be unable or unwilling for good cause to serve if elected.

Recommendation of the Board of Directors

      THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEES AS DIRECTORS.

INFORMATION CONCERNING DIRECTORS AND NOMINEES

      The following sets forth information regarding the age, principal occupation and other major affiliations during the past five years of each of the nominees, as well as any family relationships between the nominees.

Name	Age	Director Since	Term Expiring

Class I Directors
Dr. Felix Zandman(1)(2)	74	1962	2004
Dr. Gerald Paul	54	1993	2004
Jean-Claude Tine	84	1988	2004
Phillipe Gazeau	63	—	2004
Class II Directors
Eliyahu Hurvitz	70	1994	2005
Dr. Abraham Ludomirski	50	2003	2005
Edward B. Shils	87	1981	2005
Mark I. Solomon	63	1993	2005
Class III Directors
Avi D. Eden(3)	55	1987	2006
Ziv Shoshani(1)	36	2001	2006
Marc Zandman(1)(3)	41	2001	2006
Ruta Zandman(1)	65	2001	2006

(1)	Marc Zandman is the son of Dr. Felix Zandman and Ruta Zandman. Ruta Zandman is the wife of Dr. Zandman and Ziv Shoshani is the nephew of Ruta Zandman and Dr. Felix Zandman.

(2)	Chairman of the Board.

(3)	Vice Chairman.

Nominees for Election as Class I Directors

      Dr. Felix Zandman is the Founder, Chairman of the Board of Directors and Chief Executive Officer of the Company. Dr. Zandman served as President of the Company until March 1998 and served as the Chief Executive Officer since the Company’s inception. Dr. Zandman has served as the Chairman of the Board of Directors since 1989.

      Dr. Gerald Paul has been President of the Company since March 1998 and a Director since 1993. Dr. Paul has been Chief Operating Officer of the Company since August 1996, and an Executive Vice President of the Company from August 1996 to March 1998 and was a Vice President of the Company from May 1993 to August 1996. In addition, Dr. Paul was the President of Vishay Electronic Components, Europe from January 1994 to August 1996 and has been employed by Vishay Europe GmbH since February 1978.

      Jean-Claude Tine has been a private investor for more than the past five years.

      Phillipe Gazeau has been a private investor for the past three years. Prior to that Mr. Gazeau held various positions at Vishay S.A. (formerly, Sfernice S.A.), a subsidiary of Vishay engaged in the business of manufacturing passive components, including being Chairman of the Board, President and Chief Executive Officer.

Nominees for Election as Class II Directors

      Eliyahu Hurvitz has been the President and Chief Executive Officer of Teva Pharmaceutical Industries Ltd. for more than the past five years.

      Dr. Abraham Ludomirski is the founder and managing director of Vitalife fund, a dedicated life-sciences fund specifically focused on medical devices with which he has been associated for the past five years. He is also the Chairman of the Board of Sightline Technologies Ltd., an Israeli high technology company specializing in miniature electronics and optical and video systems.

      Edward B. Shils is a Consultant; Ph.D. and a Director of Wharton Entrepreneurial Center and George W. Taylor Professor Emeritus of Entrepreneurial Studies, The Wharton School, University of Pennsylvania.

      Mark I. Solomon has served as Chairman of CMS Companies (financial advisory services) for more than the past five years.

Nominees for Election as Class III Directors

      Avi D. Eden is a Vice Chairman of the Board and an Executive Vice President of the Company, positions he has held since August 1996. Until recently, Mr. Eden served as General Counsel to the Company for more than the past five years.

      Ziv Shoshani has been Executive Vice President of the Resistor and Inductor Group since 2002. He was Executive Vice President of the Capacitors Group in 2001 and 2002 and was Executive Vice President, Specialty Products Division in 2000 and 2001, including responsibility for oversight of Vishay’s Measurements Group Division. Prior to that, Mr. Shoshani served in various capacities including Senior Vice President Precision Resistors, Worldwide Foil Resistors Manager, Plant Manager, Holon, Israel, and Quality Control Manager, Holon. Mr. Shoshani has been employed by the Company since 1995.

      Marc Zandman has been a Vice Chairman of the Board since March 1, 2003, Group Vice President in charge of Vishay’s Measurements Group Division since August 2002, the Vice President Corporate Marketing since January 2001 and the President of Vishay Israel Limited since April 1998. Prior to that, Mr. Zandman served in various capacities including Executive Vice President of Vishay Israel Limited from 1997 to 1998 and Vice President from 1996 to 1997. Mr. Zandman has been employed by the Company since August 1984.

      Ruta Zandman has been employed by the Company since October 1993 as a Public Relations Associate.

Retiring Directors; General Counsel

      The New York Stock Exchange has recently proposed new corporate governance listing standards for companies listed on the New York Stock Exchange, including that the board of directors of each such company have a majority of independent directors. With a view towards complying with the new independence standards when implemented, two members of the Board of Directors who served during fiscal 2002 and who are currently executive officers of the Company are retiring from service as of the date of the annual meeting. Richard N. Grubb, Executive Vice President of the Company and a director since 1994, in addition to the foregoing, is resigning from the Board because he has determined that it is preferable that the Company’s Chief Financial Officer should not be on the Board. In addition, Robert A. Freece, Senior Vice President of the Company and a director since 1972 has elected to resign from the Board. The Board of Directors and management thank Messrs. Grubb and Freece for their service and the contributions they made to the growth and direction of the Company as members of the Board. Messrs. Grubb and Freece will continue to serve as part of management in their present functions and title and their retirement from service on the Board of Directors does not reflect any diminution in their roles in management of the Company.

      In addition, consistent with current legislation and other corporate governance reforms, Mr. Eden determined that it was preferable that the Company’s General Counsel not be a member of the Board of Directors. Accordingly, Mr. Eden elected to cease serving as General Counsel to Vishay. Mr. Eden will continue to oversee the legal representation of Vishay, through outside counsel and otherwise.

Compensation of Directors

      The Company’s non-employee directors, Dr. Shils and Messrs. Hurvitz, Solomon and Tine, each received a fee of $2,500 for each individual Board, Committee or sub-Committee meeting attended during fiscal 2002. Effective in fiscal 2003, each non-employee director will also receive a retainer fee of $15,000 for serving on the Board of Directors. Directors who are also employees of the Company do not receive any additional compensation for their service as directors and are compensated as described under “Report on Executive Compensation — Executive Officers and Key Management” beginning on page 19.

Meetings of the Board of Directors

      The Board of Directors met four times and acted by unanimous written consent four times during the twelve months ended December 31, 2002. No director attended fewer than 75% of the aggregate number of meetings of the Board.

Committees

      The Board of Directors has standing Executive, Audit, Employee Stock Plan, Compensation and Stock Option Committees. The following table sets forth Committee membership as of the date of this proxy statement.

	Executive	Audit	Employee Stock Plan	Compensation	Stock Option
Director	Committee	Committee	Committee	Committee	Committee

Dr. Felix Zandman	**	—	—	—	—
Avi D. Eden	*	—	—	—	—
Eliyahu Hurvitz	—	—	—	—	—
Dr. Abraham Ludomerski	—	—	—	—	—
Dr. Gerald Paul	*	—	—	—	—
Edward B. Shils	—	**	**	**	**
Ziv Shoshani	—	—	—	—	—
Mark I. Solomon	—	*	*	*	*
Jean-Claude Tine	—	*	—	—	—
Marc Zandman	—	—	—	—	—
Ruta Zandman	—	—	—	—	—

*	Member

**	Chairman

      Executive Committee. The Executive Committee met twice and acted by unanimous written consent twice during the twelve months ended December 31, 2002. The Executive Committee is authorized to exercise all functions of the Board of Directors in the intervals between meetings of the Board of Directors to the extent permitted by Delaware law.

      Audit Committee. The Audit Committee met eight times and acted by unanimous written consent eight times during the twelve months ended December 31, 2002. The functions of the Audit Committee include recommending independent auditors to the Board of Directors, reviewing with the independent auditors the scope and results of the audit, reviewing the independence of the auditors, considering the range of audit and non-audit fees and reviewing the adequacy of Vishay’s systems of internal accounting controls. See “Report of the Audit Committee” on page 11.

      Employee Stock Plan Committee. The Employee Stock Plan Committee met once and acted by unanimous written consent once during the twelve months ended December 31, 2002. The Employee Stock Plan Committee is authorized, within the limits of the 1986 stock plans of the Company and its subsidiary, Vishay Dale Electronics, Inc. (the “Stock Plans”), to determine the individuals who are to receive grants and the vesting requirements with respect to the Stock Plans and to administer and interpret the Stock Plans.

      Compensation Committee. The Compensation Committee met once and acted by unanimous written consent once during the twelve months ended December 31, 2002. The Compensation Committee is authorized to establish and approve management compensation. See “Report on Executive Compensation” beginning on page 19.

      Stock Option Committee. The Stock Option Committee, which was established in connection with the 1995 Stock Option Program, the 1997 Stock Option Program and the 1998 Stock Option Program (the “Stock Option Programs”), met once and acted by unanimous written consent once during the twelve months ended December 31, 2002. The Stock Option Committee is authorized, within the limits of the Stock Option Programs, to determine the individuals who are to receive grants and the vesting requirements with respect to the Stock Option Programs and to administer and interpret the Stock Option Programs.

      No director attended fewer than 75% of the aggregate number of meetings of any committee on which such director served.

Compensation Committee Interlocks and Insider Participation

      Dr. Shils and Mr. Solomon are the members of the Compensation Committee. In addition to serving on the Compensation Committee, Dr. Shils and Mr. Solomon serve as the members of the Employee Stock Plan Committee and the Stock Option Committee and represent two of the three members on the Audit Committee and satisfy the independence requirements of the Audit Committee and the New York Stock Exchange. Dr. Shils and Mr. Solomon may not be awarded Common Stock or options under the Stock Plans or the Stock Option Programs. In addition, Dr. Zandman and his family have invested in various funds managed by the CMS Companies, in which Mr. Solomon is the Chairman.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers and persons who beneficially own more than ten percent of the Company’s Common Stock to report their ownership of and transactions in the Company’s Common Stock to the Securities and Exchange Commission and The New York Stock Exchange. Copies of these reports are also required to be supplied to the Company. The Company believes, based solely on a review of the copies of such reports received by the Company, that during 2002 all applicable Section 16(a) reporting requirements were complied with.

REPORT OF THE AUDIT COMMITTEE

      The following Report of the Audit Committee does not constitute soliciting material and is not filed or deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates the Report by reference in any such document.

      The Board of Directors has appointed an Audit Committee consisting of three non-employee directors. The members of the Audit Committee satisfy the independence requirements and other criteria established by New York Stock Exchange listing standards. The roles and responsibilities of the Audit Committee are set forth in a written Audit Committee Charter adopted by the Board of Directors.

      Management is responsible for the Company’s internal controls, the financial reporting process and preparation of the consolidated financial statements of the Company. The Company’s independent auditors are responsible for, among other things, performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted and to issue a report thereon. It is the responsibility of the Audit Committee to monitor and oversee these processes.

      In fulfilling its oversight duties, the Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2002 with management and the independent auditors, Ernst & Young LLP. The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). This discussion included the independent auditors’ judgments as to the quality, not just the acceptability, of the Company’s accounting principles, as well as such other matters required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and discussed with Ernst & Young LLP the firm’s independence. The Audit Committee also considered the compatibility of non-audit services provided to the Company by Ernst & Young LLP with the maintenance of the auditor’s independence.

      Based upon the above review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission. The Audit Committee and the Board of Directors have also recommended, subject to stockholder approval, the selection of Ernst & Young LLP as the Company’s independent auditors for fiscal year 2003 (See Proposal Five).

Respectfully submitted,

Audit Committee

Dr. Edward B. Shils

Mark I. Solomon
Jean-Claude Tine

      Fees for all services provided by Ernst & Young LLP (“E&Y”) for fiscal 2002 are as follows:

Audit Fees

      Fees for audit services totaled approximately $           million in 2003 and $1.6 million in 2002, including fees associated with the annual audit, the reviews of the Company’s quarterly reports on Form 10-Q, and statutory audits required internationally.

Audit Related Fees

      Fees for audit-related services totaled approximately $           million in 2003 and approximately $1.2 million in 2002. Audit-related services principally include due diligence in connection with acquisitions, accounting consultations, pension and 401(k) audits, and SEC registration statements.

Tax Fees

      Fees for tax services, including tax compliance, tax advice and tax planning (including expatriate tax services), totaled approximately $           million in 2003 and $1.4 million in 2002.

All Other Fees

      Fees for all other services not included above totaled approximately $          in 2003 and $100,000 in 2002.

      All non-audit services were reviewed with the Audit Committee, which concluded that the provision of such services by E&Y was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Information Concerning Executive Officers

      The executive officers of the Company, along with their respective ages and positions with the Company, as of April 7, 2003, are as follows:

Name	Age	Position

Dr. Felix Zandman(1)	74	Chief Executive Officer
Dr. Gerald Paul(1)	54	President and Chief Operating Officer
Robert A. Freece	62	Senior Vice President
Avi D. Eden(1)	55	Executive Vice President
Richard N. Grubb	56	Executive Vice President, Chief Financial Officer and Treasurer

(1)	Information is provided above under “INFORMATION CONCERNING DIRECTORS” on page 8.

      Robert A. Freece has been the Senior Vice President of the Company since May 1994, a Director since 1972 and was a Vice President of the Company from 1972 until May 1994.

      Richard N. Grubb has been an Executive Vice President of the Company since August 1996 and a Director, the Treasurer and Chief Financial Officer of the Company since May 1994. Mr. Grubb was a Vice President of the Company from May 1994 to August 1996. Mr. Grubb has been associated with the Company in various capacities since 1972.

      Messrs. Grubb and Freece are retiring from service as Directors of the Company as of the date of the annual meeting. See “Retiring Directors; General Counsel” on page 9.

      Officers serve, at the discretion of the Board of Directors, until the meeting of the Board of Directors next following each annual meeting of stockholders, subject to their rights under contracts of employment described under “Employment Agreement” on page 21.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

      On April 7, 2003, Vishay had outstanding 144,300,063 shares of Common Stock, each of which entitles the holder to one vote and 15,383,296 shares of Class B Common Stock, each of which entitles the holder to 10 votes. Voting is not cumulative.

      The following table provides certain information, as of April 7, 2003, as to the beneficial ownership of the Common Stock and the Class B Common Stock of Vishay for (a) each director and nominee, (b) each “Named Executive Officer” named in the Summary Compensation Table on page 15, (c) the directors and executive officers of Vishay as a group and (d) any person owning more than 5% of the Common Stock or the Class B Common Stock.

	Common Stock			Class B Common Stock

		Right to
		Acquire
		Ownership
	Amount and	Under Options		Amount and		Percent
	Nature of	Exercisable		Nature of		of Total
	Beneficial	Within	Percent	Beneficial	Percent	Voting
Name	Ownership	60 days	of Class	Ownership	of Class	Power

Directors and Executive Officers
Felix Zandman	73	1,106,438	*	14,568,741 (1)	94.7%	48.9%
Avi D. Eden(2)	51,623	152,159	*	—	—	*
Robert A. Freece	91,430	28,000	*	—	—	*
Phillipe Gazeau	63	5,625	*	—	—	*
Richard N. Grubb	60,422	152,159	*	—	—	*
Eliyahu Hurvitz	11,993	—	*	—	—	*
Dr. Abraham Ludomirski	—	—	*	—	—	*
King Owyang	—	28,000	*	—	—	*
Dr. Gerald Paul	62,004	152,159	*	—	—	*
Edward B. Shils	81,384	—	*	—	—	*
Mark I. Solomon	16,552	—	*	—	—	*
William J. Spires	—	10,750	*	—	—	*
Jean-Claude Tine	16,185	—	*	—	—	*
Ziv Shoshani	6,376	28,000	*	—	—	*
Marc Zandman	4,278	28,000	*	1,500 (3)	*	*
Ruta Zandman	1,159	—	*	—	—	*
All Directors and Executive Officers as a group (16 Persons)	403,542	1,691,290	1.5%	14,570,241	94.7%	48.9%
FMR Corporation 82 Devonshire Street Boston, MA. 02109	17,911,929	—	12.4%	—	—	6.0%

*	Represents less than 1% of the outstanding shares of such class or the total voting power, as the case may be.

(1)	Includes 8,618,834 shares of Class B Common Stock directly owned by Dr. Zandman. In addition, includes 5,949,907 shares of Class B Common Stock over which Dr. Zandman has sole voting control. The 5,949,907 shares are held in a voting trust, of which Dr. Zandman is the trustee, and consist of 3,134,074 shares deposited by the Estate of Mrs. Luella B. Slaner and 2,815,833 shares deposited by various trusts for the benefit of Mrs. Slaner’s children and grandchildren. Mr. Eden is the successor trustee for said voting trust; provided that Mr. Eden shall not be a successor trustee under certain circumstances. The voting trust agreement that governs the voting trust will remain in effect until the earlier of (x) February 1, 2050 or (y) the death or resignation or inability to act of the last of Dr. Zandman and Mr. Eden to serve as trustee, but will terminate at any earlier time upon the due execution and acknowledgment by the trustee of a deed of termination, duly filed with the registered office of the Company. Dr. Zandman disclaims beneficial ownership of the shares of Class B Common Stock held in the voting trust.

(2)	Does not include 5,949,907 shares of Class B Common Stock held in the voting trust referred to in footnote 1 above, as to which Mr. Eden is the successor in trust to Dr. Zandman under the related voting trust agreement. Mr. Eden disclaims beneficial ownership of these shares of Class B Common Stock.

(3)	Includes 750 shares of Class B Common Stock directly owned by Marc Zandman and 750 shares of Class B Common Stock owned by Marc Zandman’s minor child.

EXECUTIVE COMPENSATION

      The following table sets forth all compensation for the fiscal years ended December 31, 2002, 2001 and 2000 awarded or paid to the Chief Executive Officer and the individuals who, in fiscal 2002, were the other four highest paid executive officers of the Company (collectively, the “Named Executive Officers”).

Summary Compensation Table

	ANNUAL COMPENSATION					LONG TERM COMPENSATION

						RESTRICTED	SECURITIES
					OTHER	STOCK	UNDERLYING
NAME AND	FISCAL				ANNUAL	AWARDS	OPTIONS/	LTIP	ALL OTHER
PRINCIPAL POSITION	YEAR	SALARY	BONUS		COMPENSATION	$(1)	SARs(#)	PAYOUTS	COMPENSATION(2)

Dr. Felix Zandman	2002	$975,000	$0		(2)	None	None	None	$150,928	(10)
Chairman of the	2001	$975,000	$0		(2)	None	None	None	3,400	(4)
Board and Chief Executive Officer	2000	$975,000	$14,276,000	(3)	(2)	None	27,000	None	3,400	(4)
Avi D. Eden(5)	2002	$335,000	$0		(2)	None	None	None	$3,400	(4)
Vice Chairman of	2001	$335,000	$0		(2)	None	None	None	3,400	(4)
The Board and Executive Vice President	2000	$310,000	$1,903,456	(3)	(2)	$90,000	18,000	None	3,400	(4)
Richard N. Grubb (6)	2002	$325,000	$0		(2)	None	None	None	$3,400	(4)
Director, Executive	2001	$325,000	$0		(2)	None	None	None	3,400	(4)
Vice President, Treasurer and Chief Financial Officer	2000	$310,000	$1,903,456	(3)	(2)	$90,000	18,000	None	3,400	(4)
Dr. Gerald Paul (7)(8)	2002	$495,000	$0		(2)	None	None	None	None
Director, Chief	2001	$495,000	$0		(2)	None	None	None	None
Operating Officer and President	2000	$475,000	$2,500,000	(3)	(2)	$120,000	18,000	None	None
King Owyang	2002	$392,468	$166,908		(2)	None	None	None	$54,503
President and	2001	$393,224	$165,289		(2)	None	None	None	$17,234
Chief Executive Officer of Siliconix(9)	2000	$393,224	$174,340		(2)	None	62,000	None	$184,938

(1)	Dividends and stock splits accumulate on the restricted stock awards but are paid only upon the vesting of such awards.

(2)	Vishay has concluded that the aggregate amount of perquisites and other personal benefits paid did not exceed the lesser of 10% of total annual salary and bonus for any of the Named Executive Officers for each of 2002, 2001, and 2000, respectively, or $50,000. Such perquisites and other personal benefits have not been included in the table.

(3)	Bonuses earned in the year 2000 by Dr. Zandman, Messrs. Eden and Grubb, and Dr. Paul reflect the Company’s record net earnings of approximately $518 million in that year, which was five times higher than the Company’s net earnings in any previous year. Dr. Zandman’s bonus was based on a formula of 3% of net income before special or unusual charges above $42 million, and the bonuses of Messrs. Eden and Grubb and Dr. Paul were based on a formula of 0.4% of net income before special or unusual charges above $42 million. Dr. Paul’s bonus also reflects an additional performance bonus earned in 2000.

(4)	Represents amounts contributed in 2002, 2001, and 2000 under the Company’s 401(k) plan, pursuant to which the Company matches, up to the annual federally mandated maximum amounts, an employee’s contributions of up to 2% of such employee’s annual salary.

(5)	Mr. Eden held an aggregate of 41,681 shares of restricted stock with a value of $475,576 at December 31, 2002.

(6)	Mr. Grubb held an aggregate of 37,662 shares of restricted stock with a value of $429,728 at December 31, 2002.

(7)	Amounts are paid in foreign currency and converted into U.S. dollars at the weighted average exchange rate for each 12-month period.

(8)	Dr. Paul held an aggregate of 37,564 shares of restricted stock with a value of $428,602 at December 31, 2002.

(9)	Siliconix incorporated is an 80.4% subsidiary of the Company.

(10)	Of this amount, $131,197 reflects the cumulative amount of the medical expenses paid on behalf of Dr. Zandman.

Retirement Plans

      Vishay maintains a nonqualified defined benefit retirement plan for certain highly compensated employees in the United States. Mr. Grubb and Mr. Eden are the only Named Executive Officers to participate in the plan. Messrs. Grubb and Eden elected to participate in the plan as of July 1, 1995 and July 1, 1997, respectively. During 2002, Messrs. Grubb and Eden each deferred compensation of $8,710 under the plan. Additionally, Vishay accrued an aggregate liability of $25,530 for Messrs. Grubb and Eden. The estimated annual benefit payable upon Messrs. Grubb’s and Eden’s retirement at age 65, assuming they:

      (i)  continue to be employed by the Company;

      (ii)  continue to earn the same compensation each earned in 2002; and

      (iii) make all mandatory contributions under the plan;

would be $73,559 for Mr. Grubb and $76,727 for Mr. Eden.

      Vishay Europe GmbH, a German subsidiary of the Company, has a noncontributory defined benefit pension plan governed by German law covering its management and executive employees. Dr. Paul is the only Named Executive Officer to participate in the plan. The pension benefit is 15% of accrued premiums paid by the employer, plus earnings on plan assets; each annual premium is 5.5% of annual salary and bonus of up to Euros 12,271 ($11,565). The estimated annual benefit payable upon Dr. Paul’s retirement at age 65 is Euros 8,522 ($8,031). Dr. Paul also has an individual contractual pension arrangement with Vishay Europe GmbH that will pay an annual benefit upon retirement at age 65 based on his years of service (up to 25) and average salary and bonus in the highest 3 of his final 10 years of employment (“final average compensation”). The retirement benefit will not exceed 40% of such final average compensation. This pension is reduced by the amount of the pension benefit described above. Dr. Paul has voluntarily agreed to a maximum limit of Euros 180,000 per year in respect of such final average compensation. Dr. Zandman may, however, in his sole discretion, elect to increase the Euros 180,000 limitation to reflect Dr. Paul’s actual salary and bonus, to take into account cost of living adjustments, or as he may otherwise deem appropriate. The following table shows the annual pension payable at age 65 based on years of service and level of final average compensation. At December 31, 2002, Dr. Paul had 25 years of service.

	Pensionable Years of Service of

Final Average Compensation	10	15	20	25	30	35

100% of pensionable income in 2002	$56,987	$68,385	$79,782	$91,179	$115,503	$146,316
110% of pensionable income in 2002	62,686	75,223	87,760	100,297	127,054	160,948
120% of pensionable income in 2002	68,385	82,062	95,738	109,415	138,604	175,580
150% of pensionable income in 2002	85,481	102,577	119,673	136,756	173,238	219,453
200% of pensionable income in 2002	113,961	136,769	159,564	182,345	230,990	292,611

      All U.S. dollar amounts relating to Dr. Paul’s benefits under the German defined benefit pension plan, including those listed on the foregoing chart, have been converted at the weighted average exchange rate for the 12 months ended December 31, 2002.

Stock Option Grants in Fiscal 2002

      During fiscal 2002, there were no stock options granted to the Named Executive Officers.

Options Exercises and Values in Fiscal 2002

      The Named Executive Officers listed in the following table received three option grants on November 13, 1997, each at a different exercise price, pursuant to the Company’s 1997 Stock Option Program approved by the stockholders on May 21, 1998. The options are fully vested. The plan pursuant to which the options were granted provides that the right to exercise any option expires and terminates immediately if the recipient is terminated from the Company’s services for cause or voluntarily leaves the Company. If a recipient leaves the Company for any reason other than termination for cause or voluntary termination, options may be exercised by that recipient for 30 months from the date of termination. If the recipient fails to comply with a confidentiality and non-competition agreement following termination of employment, his options terminate immediately. The Stock Option Committee, in its discretion, may extend the exercise period of options granted to a recipient whose employment with the Company has terminated beyond the time prescribed by the applicable option plan.

1997 Stock Option Program

Option Exercises in 2002 and
2002 Year-End Option Values

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised at		In-the-Money Options at
	Acquired		2002 Year End(1)		2002 Year End
	on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Dr. Felix Zandman	(2)	—	1,043,438	—	$180,863	—
Avi D. Eden	(2)	—	115,781	—	—	—
Richard N. Grubb	(2)	—	115,781	—	—	—
Dr. Gerald Paul	(2)	—	115,781	—	—	—

(1)	Adjusted for five-for-four stock split in June 1999 and three-for-two stock split in June 2000.

(2)	No stock options were exercised during 2002.

(3)	Assuming a stock price of $11.41 per share, which was the closing price per share of the Common Stock on the New York Stock Exchange on December 31, 2002.

      The Named Executive Officers listed in the table below received grants of stock options on October 6, 1998, October 8, 1999 and October 12, 2000, respectively, at exercise prices of 100% of the fair market value on the date of such grants, pursuant to the Company’s 1998 Stock Option Program approved by the stockholders on May 21, 1998 and May 18, 2000. The options have a vesting schedule whereby one-sixth of the options granted vest each year for six consecutive years. The right to exercise any vested option expires no later than ten years from the date the option is granted. All of a recipient’s options that have not yet been exercised will terminate upon termination for cause. If a recipient leaves the Company for any reason other than for cause, death, disability or retirement, the recipient’s options will generally be exercisable for 60 days after termination, provided the recipient adheres to a non-competition agreement. If a recipient’s employment with the Company terminates due to death, disability or retirement, then the time at which the recipient’s options are exercisable may be accelerated and the options will terminate on the earlier of 12 months following the recipient’s termination of employment or the expiration date of the options. If the recipient fails to comply with a confidentiality and non-competition agreement following termination of employment, his options terminate immediately. The Stock Option Committee, in its discretion, may extend the exercise period of options granted to a recipient whose employment with the Company has terminated beyond the time prescribed by the option plan.

1998 Stock Option Program

Option Exercises in 2002 and
2002 Year-End Option Values

			Number of Securities
			Underlying		Value of Unexercised
	Shares		Unexercised Options at		In-the-Money Options at
	Acquired		2002 Year End(1)		2002 Year End(3)
	on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Dr. Felix Zandman	(2)	—	63,000	55,125	$366,030	—
Avi D. Eden	(2)	—	36,375	36,750	$211,339	—
Richard N. Grubb	(2)	—	36,375	36,750	$211,339	—
Dr. Gerald Paul	(2)	—	36,375	36,750	$211,339	—
King Owyang	(2)	—	28,000	74,500	$162,680	—

(1)	Adjusted for five-for-four stock split in June 1999 and three-for-two stock split in June 2000.

(2)	No stock options were exercised during the Company’s 2002 fiscal year.

(3)	Assuming a stock price of $11.41 per share, which was the closing price per share of the Common Stock on the New York Stock Exchange on December 31, 2002.

Equity Compensation Plans

      The following table summarizes information, as of December 31, 2002, relating to equity compensation plans of the Company pursuant to which grants of options, restricted stock, restricted stock units or other rights to acquire shares may be granted from time to time.

Number of Securities
Remaining Available for Future
	Number of Securities	Weighted-Average	Issuance Under Equity
	to be Issued Upon Exercise	Exercise Price of	Compensation Plans
	of Outstanding Options,	Outstanding Options,	(Excluding Securities Reflected
	Warrants and Rights	Warrants and Rights	in Column (a))

Plan Category	Column (a)	Column (b)	Column (c)

Equity Compensation Plans Approved by Securityholders	9,231,000	$16.07	1,036,000

Equity Compensation Plans Not Approved by Securityholders	—	$—	—

Total	9,231,000	$16.07	1,036,000

Report on Executive Compensation

      The following Report of the Compensation Committee does not constitute soliciting material and is not filed or deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates the Report by reference in any such document.

      The Compensation Committee of the Board of Directors, comprised of two independent directors, is responsible for establishing and approving the compensation and benefits provided to the Chief Executive Officer and bonuses for certain other executive officers and key management of the Company. The Employee Stock Plan Committee of the Board of Directors, comprised of two independent directors, recommends awards under the Stock Plans and whether such stock should be restricted. The Stock Option Committee of the Board of Directors, comprised of two independent directors, is responsible for the administration and interpretation of the Stock Option Programs.

      Vishay’s compensation program for executive officers and key management generally consists of two key elements:

•	a base salary; and

•	a performance-based annual cash and/or stock (restricted and unrestricted) bonus. This compensation formula is designed to attract and retain management talent capable of achieving Vishay’s business objectives, while motivating management to lead Vishay to meet or exceed annual performance goals, thereby enhancing stockholder value.

      On November 13, 1997, the Board of Directors approved the 1997 Stock Option Program, a stock option program for certain selected individuals, including the Chief Executive Officer. In addition, on March 16, 1998, the Board of Directors approved the 1998 Employee Stock Option Program, a stock option program for employees of the Company, including the Chief Executive Officer. The programs provide specified individuals believed to be key to the success of the Company with grants of options to purchase shares of the Company’s Common Stock. The purpose of the two programs is to enhance the long-term performance of the Company and to provide selected individuals an incentive to remain in the service of the Company by acquiring an additional proprietary interest in the Company.

      During August 1998, the Company established a “Stock Purchase Plan for Corporate Officers” which makes certain executive corporate officers (except Dr. Zandman) eligible for interest-bearing loans from the Company to be used solely for open-market purchases of Vishay Common Stock in accordance with the rules and regulations of the SEC. Under this plan, in August 1998 the Company loaned each of Messrs. Eden, Freece and Grubb, Dr. Paul, and certain other corporate officers $120,000 to enable each to purchase 10,000 shares of Common Stock at a price of $12.00 per share. In August 1999, each of the corporate officers repaid his $120,000 loan plus interest at market rate.

Compensation of the Chief Executive Officer

      Dr. Zandman’s compensation is determined under the terms of his employment contract (see “Employment Agreement” on page 21) and under a performance-based compensation plan for the Chief Executive Officer (the “162(m) Plan”) recommended by the Compensation Committee and approved by the Company’s stockholders in 1994, 1999 and 2000.

      Dr. Zandman’s base salary is determined primarily by considering the following factors:

•	the Company’s financial performance in view of the performance of companies similar in size and character;

•	the compensation of officers of companies similar in size and character, including some of the companies listed as peer group companies under “Stock Performance Graph” on page 23;

•	Dr. Zandman’s 40 years of dedication and service to the Company from the date of its incorporation; and

•	the Company’s financial performance in comparison to previous years.

      For 2003, Dr. Zandman’s base salary will be $975,000, which is unchanged from the prior five years. At the time Dr. Zandman’s base salary was set at $975,000, Dr. Zandman’s salary was at or above the median for comparable surveyed companies at such time.

      Under the 162(m) Plan, the Chief Executive Officer’s performance bonus has been structured so that Dr. Zandman’s aggregate annual compensation depends in large part on the annual net income before special or unusual charges of the Company. The Compensation Committee has focused in recent years particularly on net income before special or unusual charges of the Company because the Committee believes this to be a strong gauge of the growth and success of the Company.

      Due to the fact that fiscal 2002 was a difficult year, Dr. Zandman volunteered to forgo the bonus payment to which he was entitled under the formula approved by the Compensation Committee.

      Under the formula approved by the Compensation Committee for 2003, Dr. Zandman will be awarded a cash performance bonus if the Company achieves net income before special or unusual charges above a base of $20 million, which is less than the base of $50 million in 2002 and $70 million in 2001. The bonus for 2003 will be a cash amount equal to 3% of net income before special or unusual charges above $20 million. In determining the base for each year, the Compensation Committee consider the previous, current and future performance of the Company, which varies annually. The Compensation Committee set the 2003 threshold for net income before special or unusual charges targets under the plan by considering the Company’s historical growth and that growth in relation to growth in the Company’s industry in general. The bonus percentage and net income threshold applicable to the Chief Executive Officer provides him with an opportunity to earn compensation that is generally higher than the compensation of chief executives of comparable surveyed companies if the Company achieves superior operating results. The bonus formula under the 162(m) Plan may only be adjusted or waived by the Board of Directors upon recommendation of the Compensation Committee following each fiscal year. In addition, from time to time, the Board of Directors may devise a project, the goal of which, if achieved, would entitle the Chief Executive Officer to an additional bonus.

Policy on Deductibility of Compensation

      Section 162(m) of the Internal Revenue Code limits to $1 million the annual tax deduction for compensation paid to each of the Chief Executive Officer and any of the four highest paid other executive officers. However, compensation that qualifies as performance-based compensation is deductible even in excess of $1 million. The Board of Directors considered these requirements and designed the Stock Option Programs so that stock options will qualify as performance-based compensation. In addition, the Board of Directors established the 162(m) Plan to provide performance-based bonuses to the Chief Executive Officer and three other senior executives. The Compensation Committee currently intends to continue to comply with the rules for performance-based compensation under Section 162(m). However, the Compensation Committee reserves the right to grant the Chief Executive Officer or other senior executives compensation which is not performance-based (and would not be deductible to the extent it exceeds $1 million) if doing so would be in the best interests of Vishay and its stockholders.

Executive Officers and Key Management

      For executive officers and certain key management of Vishay (other than the Chief Executive Officer), base salaries are set annually essentially by considering the average compensation of similarly situated officers of companies similar in size and character including some of the companies listed as peer group companies.

      Performance bonuses are also awarded annually to these individuals. The performance bonus is primarily based upon the net income before special or unusual charges of Vishay as a whole or, for some executives, the operating profits of Vishay or of the relevant division of Vishay for which such officers have primary responsibility. In addition, from time to time, Dr. Zandman may devise a project, the goal of which, if achieved, would entitle the executive to an additional bonus. Any bonus awarded may be granted in cash and/or in Common Stock of Vishay, in addition to options to acquire Common Stock that may be awarded under the 1998 Stock Option Program. The portion awarded in stock is determined by the Employee Stock Plan Committee, in its discretion, relying in large part, however, upon the recommendation of Dr. Zandman. Based on amendments being made to the 162(m) Plan, Avi D. Eden, Richard N. Grubb and Dr. Gerald Paul will each be awarded a performance bonus in cash or shares of Common Stock based on the Company’s net income before special or unusual charges.

      The base salaries and performance bonuses are structured to give the executive officers and key management the incentive to maximize the operating and net income before special or unusual charges of Vishay as a whole. While base salaries are set at or below the median for the surveyed companies, the performance bonus gives executives an opportunity for total compensation at or above the median if the Company achieves superior operating results.

Respectfully submitted,

Stock Option Committee
Employee Stock Plan Committee
Compensation Committee

Edward B. Shils

Mark I. Solomon

Employment Agreement

      Dr. Felix Zandman. On March 15, 1985, Vishay and Dr. Zandman entered into a long-term employment agreement. The agreement, which was for an initial term of seven years, provided for automatic annual extensions through 1996. After that period, the employment agreement has been extended for one-year periods on an annual basis. The agreement provides that the Board of Directors may increase Dr. Zandman’s compensation (including his bonus) from time to time as it deems advisable, subject to certain parameters, including a required comparison every three years of Dr. Zandman’s compensation to that of officers of companies of similar size and character. Dr. Zandman’s compensation under the agreement may not be less than $250,000 per year. The agreement may terminate prior to its expiration date in the event of death, disability or cause. In the event that Dr. Zandman’s employment is terminated other than as a result of death, disability, cause or pursuant to voluntary termination by Dr. Zandman, or if Dr. Zandman terminates his employment as a result of the Company’s breach of the agreement, Dr. Zandman will be entitled to a royalty from the date of such termination or breach to the later to occur of (1) the tenth anniversary of such date, or (2) Dr. Zandman’s 75th birthday. The amount of such royalty will equal 5% of gross sales, less returns and allowances, of Vishay products incorporating any inventions made by Dr. Zandman after the date of the agreement and will be payable quarterly.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      The Company maintains an employment agreement with Dr. Zandman, the Company’s Chairman and Chief Executive Officer. See “Employment Agreement” above.

      In October 2000, each of Dr. King Owyang, Ziv Shoshani and Marc Zandman borrowed $100,000 from the Company in connection with the Company’s stock purchase program. This program allowed certain key employees of the Company to borrow up to $100,000 for the purchase of Vishay’s Common Stock in the open market. The Company charges interest on such loans at a floating rate equal to the borrowing rate of the Company from time to time at its bank.

      On December 12, 2002, the Board of Directors passed resolutions to terminate the stock purchase programs for corporate officers and key employees (together the “Plans”) and to offer to all participants in the Plans the opportunity to surrender to the Company the shares of Vishay common stock purchased with their respective Plan loans in satisfaction of such loans and all accrued interest thereon. Termination of the Plans was consistent with the recent Sarbanes-Oxley legislation barring loans to executive officers of public companies and related goverance initiatives. Under the resolutions, the Company agreed that it would compensate the participants in the Plans for any income tax that the participants are required to recognize as a result of the surrender of such shares. Messers. Owyang, Shoshani and Zandman were among the participants in the Plans. For all participants in the Plans, the current market value of the Vishay common stock purchased with Plan loans is significantly below the outstanding balances of the loans. As of December 31, 2002, the amount outstanding under each of Messrs. King Owyang, Ziv Shoshani and Marc Zandman’s loans, including interest thereon, was $108,530, $109,054 and $108,706, respectively. Messrs. Owyang, Shoshani and Zandman have all elected to surrender their shares purchased with Plan loans in satisfaction of their loans.

      Yitzchak Shoshani is the brother of director Ruta Zandman and the uncle of director Ziv Shoshani. Mr. Yitzhack Shoshani is vice president and general manager and owns 33.3% of Ecomal Israel (formerly “Vishay International Trade Limited”), the Company’s non-exclusive distributor of products into the Israeli market. For 2002, Mr. Yitzhack Shoshani has earned approximately $15,000 in connection with the performance of Ecomal Israel for fiscal 2002. For 2000, Mr. Yitzhack Shoshani received payments in cash and Common Stock of approximately $2,700,000 in connection with the performance of Ecomal Israel. The payments to Mr. Shoshani reflected the extraordinary performance of Ecomal Israel, which achieved sales more than three times the budgeted sales and pricing well in excess of the Company’s prices obtained in any other regions. For 2001, Mr. Shoshani received a bonus of $115,000 for the performance of Ecomal Israel.

STOCK PERFORMANCE GRAPH

      The line graph below compares the cumulative total stockholder return on Vishay’s Common Stock over a 5-year period with the return on the Standard & Poor’s 500 Stock Index and with the return on a peer group of companies selected by the Company. The peer group is made up of six publicly-held manufacturers of semiconductors, capacitors, resistors and other electronic components.(1) Management believes that the product offerings of the companies contained in the peer group are more similar to the Company’s product offerings than those of the companies contained in any published industry index. The return of each peer issuer has been weighted according to the respective issuer’s stock market capitalization. The line graph assumes that $100 had been invested at December 31, 1997 and assumes that all dividends were reinvested.

Total Stockholder Returns

Indexed Returns

	Base
	Period
Company Name/Index	Dec ’97	Dec ’98	Dec ’99	Dec ’00	Dec ’01	Dec ’02

VISHAY INTERTECHNOLOGY	100.00	64.62	176.16	126.38	162.93	93.42
S&P 500 INDEX	100.00	128.58	155.63	141.46	124.65	97.10
PEER GROUP	100.00	89.81	285.05	229.17	232.37	90.49

(1)	AVX Corporation, CTS Corporation, Epcos AG, Fairchild Semiconductor International, International Rectifier Corporation and Kemet Corporation.

PROPOSAL THREE — TO AUTHORIZE MANAGEMENT, IF THEY DEEM IT ADVISABLE,

TO TRANSFER SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY
TO ONE OR MORE WHOLLY-OWNED SUBSIDIARIES OF THE COMPANY

Introduction

      The growth of the Company, its global presence, the diversity of its products and services and potential acquisition opportunities have caused the Company to reexamine its current corporate structure.

      For the reasons set forth below under “Reasons for the Transfer,” the Board of Directors has determined that it may be advisable to transfer substantially all of its assets into one or more wholly-owned subsidiaries, thereby making the Company a holding company (the “Transfer”). The Board of Directors is seeking stockholder approval for the Transfer should it determine to proceed with this action. The stockholder authorization would be effective for the Transfer prior to March 31, 2005. If the Company does not effect a Transfer within this time period and the Board of Directors subsequently determines that it would be advisable to do so at a later date, the Company would seek stockholder approval at that time, unless it determines that it was not legally obligated to do so. The Company currently does not have any plans, proposals or arrangements for any particular transaction predicated upon the proposed restructuring.

      The corporate structure of the Company, prior to and immediately following any such Transfer, would look substantially as follows:

      The Transfer will not have a material effect on the consolidated financial statements of the Company. Notwithstanding the new corporate structure, the Company will continue to report its financial operations and condition on a consolidated basis. The net income of any new intermediate subsidiary or subsidiaries will be reflected as income on the Company’s consolidated financial statements. This income may (to the extent permitted by law) be available for the payment of dividends to stockholders of the Company, to the extent the Company has received dividends or other distributions from any new intermediate subsidiary or subsidiaries and the Company determines to pay dividends or make distributions to its stockholders.

      Stockholder approval may be necessary under the Delaware General Corporation Law to implement the Transfer, because the Company believes the Transfer, if fully implemented, would involve the transfer of substantially all of the Company’s assets. The submission of the Transfer for stockholder approval will not affect the Company’s rights, under applicable Delaware law, to dispose of less than substantially all of its assets (including by transfer to one or more subsidiaries) without stockholder approval. Therefore, even if the Transfer is not approved by the stockholders, the Company may from time to time in the future transfer portions of its assets to subsidiaries or other affiliated entities or to third parties on terms and for consideration approved by the Board of Directors, subject to applicable Delaware law, without seeking stockholder approval. Approval of the Transfer by stockholders will not preclude the stockholders right to challenge any future dispositions by the Company of the stock or assets of the subsidiaries or affiliated entities if such dispositions are not made as part of the Transfer or in compliance with applicable law.

Reasons for the Transfer

      The Board of Directors believes that the Transfer may provide the Company with greater flexibility for raising capital, more effectively organizing its lines of operations, achieving possible tax efficiencies and facilitating reporting transparencies as the Company evolves into a more complex business organization. For example, depending on appetites in the bank and capital markets, the Company may be able to obtain financing at different levels in the corporate hierarchy, borrowing from different constituencies in the debt markets at an overall cost to the Company that may be lower than if all borrowing activity were conducted at the Company level. Also, the Company may in the future determine to group operations of a segment or a sub-segment under a common intermediate holding company, thereby improving lines of management reporting and enhancing market understanding of the components of the Company’s financial results.

Consequences for the Company’s Existing Debt Obligations

      The Transfer may require the consent of the banks under the Company’s existing long term credit facility. The Company has not as yet engaged in discussions with the banks concerning the possibility of the Transfer. The Company anticipates that the Transfer could be accomplished in a manner acceptable to the banks and that preserves or enhances the banks’ position in respect of the Company’s assets.

      The new intermediate subsidiary or subsidiaries to which the Company’s assets would be transferred may be required to assume the Company’s obligations for its Liquid Yield Option Notes (LYONS)TM following the Transfer. The new intermediate subsidiary or subsidiaries would not be required to assume the Company’s obligations in respect of the $105,000,000 Floating Rate Unsecured Loan Notes 2102 issued in connection with the Company’s recent acquisition of BCcomponents Holdings N.V. Also, a Transfer would have no effect on the 5.75% Convertible Subordinated Notes due 2006 of Vishay’s General Semiconductor subsidiary.

Effect on Stockholders’ Rights

      The Transfer would not alter stockholders percentage ownership interests in the Company, and the Common Stock and Class B Common Stock will not be affected by the proposed Transfer. The stockholders of the Company will continue as such, with the same voting, dividend and liquidation rights, and ownership interests as before. As a result of the Transfer, the stockholders of the Company would not directly elect the directors of a new intermediate subsidiary or subsidiaries. These directors would be elected at the direction of the Board of Directors of the Company. Notwithstanding that fact, however, the overall management of the affairs and operations of the new intermediate subsidiary or subsidiaries would be under the direction of the Board of Directors and is not expected to change significantly as a result of the Transfer.

Other Effects on the Company and Stockholders

      Except for the structure changes described herein, consummation of the Transfer would not be expected to result in any material change in the overall operations of the Company. Similarly, the Transfer would not result in any changes in the current membership of the Board of Directors, and the executive officers of the Company would be expected to remain the same after consummation of the Transfer. Persons who are currently serving as officers or directors of the Company may become officers and/or directors of the new intermediate subsidiary or subsidiaries.

      Some possible disadvantages of the proposal to the Company include the requirement for observing corporate formalities between and among the Company and the new intermediate subsidiary or subsidiaries, together with some possible increases in accounting and administrative costs and possible duplication of some administrative functions. The Board of Directors believes that these disadvantages are not significant or material. In addition, management of the Company believes that the cost to implement the Transfer as currently planned (consisting primarily of legal and accounting costs) would not be material.

      Stockholders of the Company would continue to have the same voting, dividend, and liquidation rights before and after implementation of the Transfer. However, as discussed above under “Effect on Stockholders’ Rights,” stockholders of the Company would not be entitled to elect the directors of the new intermediate subsidiary or subsidiaries. Instead, stockholders of the Company would elect the directors of the Company who would have overall responsibility for the management of the Company and its subsidiaries and affiliated entities. Similarly, the stockholders’ statutory right to inspect the books and records of the Company under applicable Delaware law may not extend to the books and records of the new intermediate subsidiary or subsidiaries. Because the Company is a public company subject to the reporting requirements of the Securities Exchange Act of 1934, certain information regarding the Company and its subsidiaries and affiliated companies is readily available to stockholders; however, this available information may not be the same as what could be obtained through the exercise of state law inspection rights.

Federal Income Tax Consequences of the Transfer

      The Transfer should have no federal income tax consequences on the stockholders of the Company.

No Appraisal Rights for Dissenting Stockholders

      Approval or consummation of the Transfer would not entitle a stockholder objecting to its terms or voting against the Transfer to any appraisal or similar rights under Delaware law.

Recommendation of the Board of Directors

      THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE AUTHORIZATION OF MANAGEMENT, IF THEY DEEM IT ADVISABLE, TO TRANSFER SUBSTANTIALLY ALL OF THE COMPANY’S ASSETS TO ONE OR MORE WHOLLY-OWNED SUBSIDIARY OR SUBSIDIARIES OF THE COMPANY.

PROPOSAL FOUR — APPROVAL OF AMENDED AND RESTATED

SECTION 162(m) CASH BONUS PLAN

      THE PROPOSED AMENDMENTS TO THE SECTION 162(m) CASH BONUS PLAN ARE SUMMARIZED BELOW; HOWEVER, YOU SHOULD READ THE ENTIRE AMENDED AND RESTATED SECTION 162(m) CASH BONUS PLAN, ATTACHED AS ANNEX A, BEFORE YOU DECIDE HOW TO VOTE YOUR SHARES.

Background

      The Board of Directors (excluding Dr. Zandman who was precluded from considering the plan) and the Company’s stockholders adopted the Vishay Intertechnology, Inc. Section 162(m) Cash Bonus Plan in 1994, 1999 and 2000 as a separate annual bonus plan for Dr. Zandman, the Company’s Founder, Chairman of the Board and Chief Executive Officer. The Board of Directors has approved, and is proposing that the stockholders approve, an amendment and restatement of the 162(m) Plan to provide for bonuses under the 162(m) Plan to be paid to Avi D. Eden, Richard N. Grubb and Dr. Gerald Paul, in addition to Dr. Zandman, and to more specifically state the computation of the bonuses payable under the plan. The 162(m) Plan is intended to qualify as a “performance-based” plan under Section 162(m) of the Internal Revenue Code. To qualify under Section 162(m), stockholder approval is required for any material amendment to the 162(m) Plan.

Material Terms of the 162(m) Cash Bonus Plan

      Under the 162(m) Plan, annual bonuses are paid based on the Company’s net income before special, unusual or other charges. Dr. Zandman’s bonus will equal 3% and Messrs. Eden and Grubb and Dr. Paul’s bonus will equal 0.4% of the Company’s net income before special, unusual or other charges. The Compensation Committee may establish for a year that bonuses will only be paid with respect to net income before special, unusual or other charges in excess of a threshold level.

      If a participant in the 162(m) Plan terminates employment for any reason during a year, the Compensation Committee may award that individual a prorated portion of the bonus to which he would have been entitled had he not terminated employment, unless the individual’s employment agreement provides for a different treatment.

      If the Section 162(m) Plan, as amended, is not approved at the annual meeting, the plan as approved by the stockholders in 1994, 1999 and 2000 will continue in effect.

Recommendation of the Board of Directors

      THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDED AND RESTATED 162(m) CASH BONUS PLAN.

PROPOSAL FIVE — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

      Subject to ratification by the stockholders, the Audit Committee of the Board of Directors has reappointed the public accounting firm of Ernst & Young LLP as independent auditors to audit the financial statements of the Company for the fiscal year ending December 31, 2003. Ernst & Young LLP has served as the Company’s independent auditors since 1968. Services provided to the Company and its subsidiaries by Ernst & Young LLP in fiscal 2002 are described under “Report of the Audit Committee” on page 11.

      Representatives of the firm of Ernst & Young LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

Recommendation of the Board of Directors

      THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2003.

OTHER MATTERS

      As of the date of this proxy statement, the only business that the Board of Directors intends to present at the annual meeting, is set forth above. The Board of Directors knows of no other matters proposed to be presented to the meeting. If any other matter or matters are properly brought before the annual meeting or any adjournment thereof, it is the intention of the person named in the accompanying form of proxy to vote the proxy on such matters in accordance with their judgment on such matters.

AVAILABILITY OF ANNUAL REPORT TO STOCKHOLDERS AND FORM 10-K

      The Company’s Annual Report to Stockholders for the year ended December 31, 2002 accompanies this proxy statement. Vishay will provide to any stockholder, upon written request and without charge, a copy of the Company’s most recent Report on Form 10-K, including the financial statements, as filed with the Securities and Exchange Commission. All requests for such reports should be directed to Richard N. Grubb, Executive Vice President, Vishay Intertechnology, Inc., 63 Lincoln Highway, Malvern, Pennsylvania 19355-2143, telephone number (610) 644-1300.

PROPOSALS BY STOCKHOLDERS

      As a stockholder, you may be entitled to present proposals for action at a forthcoming meeting if you comply with the requirements of Vishay’s By-laws. Proposals of Vishay’s stockholders intended to be presented for consideration at the 2004 annual meeting of stockholders must be received by the Company no later than December 23, 2003, in order to be included in the proxy statement and form of proxy of the Company relating to that meeting.

William J. Spires
Secretary

April 21, 2003

ANNEX A

Vishay Intertechnology Section 162(m) Cash Bonus Plan

(as amended and restated, April      , 2003)

1.     Definitions

      The following terms have the meanings indicated unless a different meaning is clearly required by the context:

1.1 “Board of Directors” means the Board of Directors of the Company.

1.2 “Bonus Award” means an award of performance-based incentive income under the Plan.

1.3 “Code” means the Internal Revenue Code of 1986, as amended.

1.4 “Committee” means the Compensation Committee of the Board of Directors or a subcommittee thereof. The Committee at all times shall be composed of at least two directors of Vishay Intertechnology, Inc., each of whom shall be “outside directors” within the meaning of section 162(m) of the Code. In the event that the Compensation Committee includes individuals who are not “outside directors,” such individuals shall recuse themselves from any deliberations and decisions concerning this Plan.

1.5 “Company” means Vishay Intertechnology, Inc. and its consolidated subsidiaries and affiliates.

1.6 “Participant” means any of Dr. Felix Zandman, Avi D. Eden, Richard Grubb and Dr. Gerald Paul.

1.7 “Plan” means this Vishay Intertechnology Section 162(m) Cash Bonus Plan, as amended and restated effective April , 2003.

2.     Purpose

      The purpose of the Plan is to provide annual incentives to the Participants in a manner designed to reinforce the Company’s performance goals and to strengthen the Company’s “pay for performance” ethic by linking a significant portion of Participants’ compensation to the achievement of such goals, while seeking to preserve, to the extent practicable, a tax deduction by the Company for payments of incentive compensation to the Participants through payment of qualified “performance-based” compensation within the meaning of section 162(m)(4)(C) of the Code. The Plan is an amendment and restatement of the Vishay Section 162(m) Cash Bonus Plan adopted by the Board of Directors and approved by the Company’s stockholders in 1999.

3.     Participation

      Dr. Felix Zandman, Avi D. Eden, Richard Grubb and Dr. Gerald Paul shall be the sole Participants in the Plan.

4.     Performance Goals and Bonus Awards

4.1 Each Participant shall receive an annual Bonus Award under the Plan, which shall be a percentage of net income of the Company before special, unusual or other charges (“Net Income”). Each Participant shall be entitled to the following percentage of Net Income:

Dr. Felix Zandman	3%
Dr. Gerald Paul	0.4%
Avi D. Eden	0.4%
Richard N. Grubb	0.4%

      The Compensation Committee may establish, within the first 90 days of a fiscal year, that the Bonus Award for such year for one or more Participants will be limited to the applicable percentage of Net Income above a specific threshold level.

4.2 Except as otherwise provided herein, Net Income shall be determined in accordance with generally accepted accounting principles (“GAAP”) and in a manner consistent with the methods used in the Company’s regular reports on Forms 10-K and 10-Q.

5.     Bonus Awards

5.1 Bonus Awards under the Plan shall be paid to Participants in cash at such time as bonuses are generally paid to the Company’s other senior executives; provided, however, that no such payment shall be made until the Committee has certified (in the manner prescribed under applicable regulations under section 162(m) of the Code) that the performance goals and any other material terms related to the Bonus Award were in fact satisfied; and provided further that the timing of any such payment may be deferred under Section 7.6 hereof.

5.2 If a Participant dies after the end of a fiscal year and prior to the payment of such Participant’s Bonus Award for such fiscal year, such Bonus Award shall be made to the representative of the Participant’s estate.

5.3 Subject to the provisions of any employment or severance agreements between the Company and a participant in the 162(m) Plan, in the event of the death, disability, retirement or other termination of employment of a Participant during a fiscal year, the Committee shall, in its discretion, have the power to award to such Participant (or the representative of the Participant’s estate) an equitably prorated portion of the bonus which such Participant otherwise would have received.

5.4 The right of a Participant or of any other person to any payment under the Plan shall not be assigned, transferred, pledged or encumbered in any manner and any attempted assignment, transfer, pledge or encumbrance shall be null and void and of no force or effect.

6.     Administrative Provisions

6.1 The Plan shall be administered by the Committee. The Committee shall have full, exclusive and final authority in all determinations and decisions affecting the Plan and Participants, including sole authority to interpret and construe any provision of the Plan, to adopt such rules and regulations for administering the Plan as it may deem necessary or appropriate under the circumstances, and to make any other determination it deems necessary or appropriate for the administration of the Plan. Decisions of the Committee shall be final and binding on all parties. All expenses of the Plan shall be borne by the Company.

6.2 No member of the Committee shall be liable for any action, omission, or determination relating to the Plan, and the Company shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company or its affiliates to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees, which fees shall be paid as incurred) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of or in connection with any action, omission or determination relating to the Plan, unless, in each case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

7.     Miscellaneous

7.1 The Plan was adopted by the Board of Directors on April , 2003, subject to stockholder approval.

7.2 The Board of Directors may at any time amend the Plan in any fashion or terminate or suspend the Plan; provided that no amendment shall be made which would cause bonuses payable under the Plan to fail to qualify for the exemption from the limitations of section 162(m) of the Code provided in section 162(m)(4)(C) of the Code. Upon any such termination, all rights of a Participant with respect to any fiscal year that has not ended on or prior to the effective date of such termination shall become null and void.

7.3 Nothing herein shall preclude the Compensation Committee from granting any or all of the Participants additional or different bonuses or incentive compensation, which may or may not qualify as “performance based compensation” within the meaning of Section 162(m) of the Code.

7.4 The Plan shall be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts made, and to be wholly performed, within such State, without regard to principles of choice of laws.

7.5 All amounts required to be paid under the Plan shall be subject to any required Federal, state, local and other applicable withholdings or deductions.

7.6 Nothing contained in the Plan shall confer upon any Participant or any other person any right with respect to the continuation of employment by the Company or interfere in any way with the right of the Company at any time to terminate such employment or to increase or decrease the compensation payable to the Participant from the rate in effect at the commencement of a fiscal year or to otherwise modify the terms of such Participant’s employment. No person shall have any claim or right to participate in or receive any Bonus Award under the Plan for any particular fiscal year.

7.7 Notwithstanding any other provision hereunder, if and to the extent that the Committee determines the Company’s Federal tax deduction in respect of a Bonus Award hereunder may be limited as a result of section 162(m) of the Code, the Committee may delay such payment as provided below. In the event the Committee determines to delay the payment of a bonus or any portion thereof hereunder, the Committee shall credit the amount of the award so delayed to a book account. The amount so credited to the book account shall be adjusted to reflect gains and losses that would have resulted from the investment of such amount in any investment vehicle or vehicles selected by the Committee. Part or all of the amount credited to the Participant’s account hereunder shall be paid to the Participant at such time or times as shall be determined by the Committee, if and to the extent the Committee determines that the Company’s deduction for any such payment will not be reduced by section 162(m) of the Code. Notwithstanding the foregoing, the entire balance credited to the Participant’s book account shall be paid to the Participant within 90 days after the Participant ceases to be a “covered employee” within the meaning of section 162(m) of the Code. The Participant shall have no rights in respect of such book account and the amount credited thereto shall not be transferable by the Participant other than by will or laws of descent and distribution; any book account created hereunder shall represent only an unfunded unsecured promise by the Company to pay the amount credited thereto to the Participant in the future.

PROXY FORM
VISHAY INTERTECHNOLOGY, INC.
Annual Meeting of Stockholders

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints Dr. Felix Zandman and Richard N. Grubb, or if only one is present, then that individual, with full power of substitution, to vote all shares of Common Stock and Class B Common Stock of VISHAY INTERTECHNOLOGY, INC. (the “Company”), which the undersigned is entitled to vote at the Company’s annual meeting to be held at the Four Seasons Hotel, Ballroom, Lobby Level, One Logan Square, Philadelphia, Pennsylvania 19103, on Thursday, May 22, 2003 at 10:30 a.m., local time, and at any adjournment thereof, hereby ratifying all that said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as follows:

1. Approval of the amendments to our Certificate of Incorporation and Bylaws to create a staggered Board of Directors.

FOR ☐	AGAINST ☐	ABSTAIN ☐

2. To elect the following 11 persons to the Board of Directors of the Company to serve for the terms set forth in the Company’s Proxy Statement and until their successors are elected:

Class I Directors	Class II Directors	Class III Directors
Dr. Felix Zandman	Eliyahu Hurvitz	Avi D. Eden
Dr. Gerald Paul	Dr. Abraham Ludomirski	Ziv Shoshani
Jean-Claude Tine	Edward B. Shils	Marc Zandman
Phillipe Gazeau	Mark I. Solomon	Ruta Zandman

FOR   ☐   (except as marked to the contrary)

WITHHELD ☐	(a shareholder may withhold authority to vote for any nominees by lining through or otherwise striking out the name of such nominees)

3. To authorize management, if they deem it advisable, to transfer all of Vishay’s assets to one or more wholly-owned subsidiaries of Vishay.

FOR ☐	AGAINST ☐	ABSTAIN ☐

4. Approval of the amended and restated Vishay Intertechnology, Inc. Section 162(m) Cash Bonus Plan:

FOR ☐	AGAINST ☐	ABSTAIN ☐

5. To ratify the appointment of Ernst & Young LLP as Vishay’s independent public accountants for the year ending December 31, 2003.

FOR ☐	AGAINST ☐	ABSTAIN ☐

If you plan to attend the annual meeting, please check this box:   ☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE FOREGOING PROPOSALS. IF ANY OTHER BUSINESS IS PROPERLY PRESENTED AT THE ANNUAL MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE JUDGMENT OF THE PROXY HOLDERS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS USE.

(Continued and to be dated and signed on the other side.)

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL TWO AND FOR PROPOSALS ONE, THREE, FOUR AND FIVE.

    PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

    Receipt of the notice of annual meeting and of the proxy statement and annual report of the Company accompanying the same is hereby acknowledged.

Dated: _____________________, 2003

(Signature of Stockholder)

(PRINT NAME)

Your signature should appear the same as your name appears herein. If signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties to the joint tenancy must sign. When the proxy is given by a corporation, it should be signed by an authorized officer.